UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2006

FOUR OAKS FINCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South
Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 18, 2006, the Board of Directors of Four Oaks Fincorp, Inc. (the “Company”) approved the second amendment and restatement of the Company’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  The Plan was amended to allow participants to increase the limit on their optional cash payments, if any, to a maximum of $1,000.00 instead of the previous maximum of $500.00.  The Plan, as amended and restated, is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2006, Mr. Merwin S. Canaday notified the Company that he plans to resign from the Company's Board of Directors, effective December 31, 2006.  Mr. Canaday was first elected to the Company’s Board of Directors in 1969 and serves as its chairman and a member of its audit committee. Mr. Canaday’s decision to resign was not the result of any disagreement with the Company.  Mr. Canaday was appointed Chairman Emeritus of the Board of Directors, effective December 31, 2006 and will provide advice and assistance to the Board on such matters within his expertise or experience as requested from time to time.

The Company’s Board of Directors appointed Ayden R. Lee, Jr. as chairman of the Board of Directors, effective January 1, 2007.  Mr. Lee is a member of the Company’s Board of Directors as well as the Chief Executive Officer and President of the Company.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
10.1	Second Amended and Restated Dividend Reinvestment and Stock Purchase Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

By:

/s/ Ayden R. Lee, Jr.

Ayden R. Lee, Jr.

President and Chief Executive Officer

Date:  December 21, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amended and Restated Dividend Reinvestment and Stock Purchase Plan